Exhibit 5

[Letterhead of Willkie Farr & Gallagher LLP]

December 27, 2005

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Building 2000

Broomfield, Colorado 80021

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) initially filed by Level 3 Communications, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to 115 million shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”).  All of the Shares are to be sold by a certain selling stockholder of the Company (the “Selling Stockholder”) in the manner contemplated by the prospectus contained in the Registration Statement.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as we have deemed necessary and advisable.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.             The Company is validly existing under the laws of the State of Delaware; and

2.             The Shares being sold by the Selling Stockholder constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

This opinion is limited to the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP